Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Bill Aulet, CFO
Viisage
978-932-2932

Viisage Reports First Quarter 2004 Results

Revenues increase 50% year-over-year reflecting momentum and acquisitions

Company raises revenue and earnings guidance

BILLERICA, MASS. — May 3, 2004 —Viisage (NASDAQ: VISG), a leading provider of advanced technology identity solutions, today announced results for the first quarter ended March 28, 2004.

Revenues for the first quarter of 2004 totaled $12.26 million, the third consecutive record quarterly attainment, up from $8.16 million in the comparable period last year, as reported in accordance with the change in accounting principle. The net loss for the first quarter of 2004 was $1.63 million, or $0.05 per basic and diluted share, compared to the reported net loss of $2.37 million, or $0.12 per basic and diluted share, for the first quarter of 2003, which excludes the one-time charge of $12.13 million or $0.60 per share that the Company recorded in connection with its change in accounting principle. Including the charge, the net loss for the first quarter of 2003 was $14.50 million or $0.72 per share on a basic and diluted basis.

On December 30, 2003, Viisage adopted new accounting rule EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which pertains to revenue recognition for certain long-term contracts, such as Viisage’s state drivers’ licenses, retroactively to January 1, 2003.

“The first quarter of 2004 was filled with milestones that concretely demonstrate the transformation of our company into an identity solutions company, combining biometrics, secure credentials, and other technologies to solve a wide range of customer problems,” said Bernard Bailey, president and chief executive officer. “We significantly expanded our leadership positioning in biometrics with the successful acquisition and integration of ZN Vision Technologies AG, which led to key strategic wins including the U.S. Department of State Diversity Visa Program.”

“We also greatly improved our secure credentialing capabilities this quarter through the acquisition and integration of Trans Digital Technologies Corporation (“TDT”) in February,” Bailey added. “The Department of Defense’s subsequent selection of Viisage to provide the technology for the Common Access Card, the U.S. government’s largest smart card program, added significant traction in the U.S. Federal government market, one of our strategic target markets. At the same time, we kept driving top-line revenue growth and made progress in generation of EBITDA (earnings before interest, taxes, depreciation and amortization). While results fell short of analysts’ estimates due to timing of a single shipment to the Department of State of $1.6 million, which was recognized during the first week of April, we are making excellent progress in executing on our vision and strategy. This operational achievement provides us with the confidence to increase our outlook for the year. Based upon what we have accomplished so far, and what we see in the sales pipeline, we are increasing our annual revenue guidance from $57 - $60 million to $60 - $63 million and our EBITDA guidance from over $10 million to $11 – $12 million.”

Bailey concluded, “As we look to the balance of 2004, we believe Viisage is extremely well-positioned to compete successfully for emerging opportunities, both domestically and internationally. Our goal is to provide our customers with advanced technology identity solutions for applications such as enhanced drivers’ licenses, border control and criminal booking and investigative systems.”

Bill Aulet, Viisage’s chief financial officer, added, “Viisage significantly improved its financial performance on a year-over-year basis. This was a result of a revenue increase of 50% as well as a robust gross margin improvement of 11 points or 63%. EBITDA shifted from a loss of $229,000 to a positive contribution of $1.06 million. Cash at the end of the quarter totaled $12.40 million. In addition to our increased forecasts for revenue and EBITDA, today we are also updating our guidance for net income, which we now expect to be no more than a net loss of $0.5 million, compared to our earlier forecast of a net loss of no more than $3 million.”

Highlights for the first quarter of 2004 included the following achievements:

•	Completed the ZN acquisition and integration, positioning the Company as the worldwide leader in face recognition technology

•	Completed the TDT acquisition and integration, expanding the Company’s core capabilities with high-security credentialing technologies including the U.S. passport and smart cards

•	Won a competitive bid on the Department of State contract for an identity solution to reduce fraud in the Diversity Visa Program

•	Secured a $734,000 face recognition contract extension to begin the third phase of the successful Pinellas County Sheriff’s Office project including mobile deployment of the agency’s solution

•	Received a contract extension from the Wisconsin Department of Transportation to continue producing digital drivers’ licenses

During the quarter, the company also:

•	Won a contract for the passport program in a European country. The implementation includes Viisage’s industry-leading face recognition technology to help in the country’s civil identification and border management initiatives

•	Was selected for a pilot with a second European country for its visa pilot program. Again, the company’s face recognition technology was chosen to help in strategic border management initiatives

•	Received an extension until February 2005 for the Ohio drivers’ license contract, valued at $1.1 million. Under the terms of the extension, Viisage will provide a solution including printers, consumables, printer maintenance and helpdesk support

•	Received a two-year drivers’ license contract extension from North Carolina valued at $4.7 million. The contract extension includes a Viisage solution consisting of printers, consumables, printer maintenance, helpdesk support, and management of the drivers’ license application and image database

Following the end of the quarter, the company announced these business developments:

•	Selected for the Department of Defense’s Common Access Card (CAC), the U.S. Government’s largest smart card deployment, with estimated initial revenues of between $6-$10 million

•	Received a contract extension to continue research and development efforts on 3D face recognition technology for the Department of Defense

•	Formed partnerships with Bosch Security Systems and Oracle Surveillance Systems, Inc. to expand into additional markets with our identity solution capabilities

Financial highlights for the first quarter of 2004 included:

•	Revenues of $12.26 million

•	Gross margin improvement to 27.4%

•	Sequential increase in backlog from $112 million to $176 million

•	Generated positive cash flow during the quarter

•	Generated EBITDA of $1.06 million reversing a year-earlier EBITDA loss

Total operating expenses for the first quarter of 2004 totaled $4.59 million, up from $3.45 million in the comparable quarter last year, reflecting expenses associated with the acquisitions of ZN and TDT, and legal costs from the ongoing litigation in Georgia. Sales and marketing costs expenses were $1.49 million, research and development totaled $959,000, and general and administrative expenses were $2.14 million. Total operating expenses in the same quarter last year included $1.41 million in sales and marketing costs, $945,000 in research and development and $1.09 million in general and administrative costs.

Viisage reports EBITDA as a financial performance measure and as a forecast of future performance. The Company calculates EBITDA by adding back to net earnings interest, taxes, depreciation and amortization. EBITDA is provided to investors as an additive performance gauge to results provided in accordance with generally accepted accounting principles (known as “GAAP”). Viisage’s EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. Viisage recently completed the acquisitions of ZN and TDT. While these acquisitions are expected to have a positive impact on Viisage’s EBITDA for 2004, they also result in Viisage incurring significant non-cash charges for amortization of intangible assets that adversely affect Viisage’s net income in 2004. Viisage believes that using EBITDA as a performance measure, together with operating income (loss) and net income (loss), will help investors better understand Viisage’s underlying financial performance and ability to generate cash flow from operations. A reconciliation of EBITDA to GAAP earnings is included in the following tables:

	For the Quarter Ended
	March 28, 2004	March 30, 2003
Loss before cumulative effect of change in accounting principle	$(1,632)	$(2,365)

Add:
Depreciation and Amortization	2,279	1,854
Interest Expense, net	392	219
Taxes	25	63

EBITDA	$1,064	$(229)

Viisage will hold a conference call with the investment community to discuss these results on Tuesday, May 4, 2004, at 8:30 am EDT. The call may be accessed via Webcast at the company’s Web site (www.viisage.com), 10 minutes prior to the start, or by calling 1-800-299-7635, confirmation code 52022176. Internationally, dial 1-617-786-2901 with the same confirmation code. A replay will be available as a Webcast, accessible on the company’s Web site, one hour after the completion of the call.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, providing access control, and protecting personal privacy. Viisage creates solutions using secure document and face recognition technologies that quickly, reliably, and accurately identify individuals. With over 2,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, changing interpretations of generally accepted accounting principles, outcomes of government reviews, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to complete proposed transactions, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, the company’s Form 10K for the year ended December 31, 2003. The Company undertakes no obligation to update any forward-looking statements.

— Tables follow —

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VIISAGE TECHNOLOGY, INC.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 28, 2004	March 30, 2003
Assets
Current assets:
Cash & cash equivalents	$9,282	$1,783
Restricted Cash	—	1,098
Accounts receivable	9,343	5,434
Costs & estimated earnings in excess of billings	4,647	4,411
Other current assets	1,162	680

Total current assets	24,434	13,406
Property and equipment, net	24,810	20,616
Goodwill	63,613	—
Intangible Assets, Net	18,519	3,145
Restricted Cash	3,120	6,015
Other assets	796	792

	$135,292	$43,974

Liabilities & Shareholders Equity
Current liabilities:
Accounts payable & accrued expenses	$11,051	$5,560
Current portion of project financing	4,175	5,204
Current portion of related party notes	6,765	—

Total current liabilities	21,991	10,764
Project financing	7,013	8,607
Related party notes	13,470	—
Other liabilities	622	—

Total Liabilities	43,096	19,371
Shareholders’ equity	92,196	24,603

	$135,292	$43,974

VIISAGE TECHNOLOGY, INC.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 28, 2004	March 30, 2003
Revenues	$12,259	$8,155
Cost of Revenues	8,906	6,789

Gross Margin	3,353	1,366

Operating Expenses:
Sales & marketing	1,493	1,411
Research & development	959	945
General & administrative	2,137	1,093

Total operating expenses	4,589	3,449

Operating loss	(1,236)	(2,083)
Interest expense, net	392	219
Other Income	(21)	—

Loss before income taxes and cumulative effect of change in accounting principle	(1,607)	(2,302)
Provision for income taxes	25	63

Loss before cumulative effect of change in accounting principle	(1,632)	(2,365)
Cumulative effect of change in accounting principle	—	12,131

Net loss	$(1,632)	$(14,496)

Basic and diluted net loss per share before cumulative effect of change in accounting principle	$(0.05)	$(0.12)

Cumulative effect of change in accounting principle	$0.00	$(0.60)

Basic and diluted net loss per share	$(0.05)	$(0.72)

Basic and diluted weighted average common shares	31,362	20,258